UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2009 (September 25, 2009)

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is being furnished pursuant to this Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as shall be expressly set forth by specific reference in such filing.

The terms “Realogy Corporation,” “Realogy,” “we,” “us,” “our,” “our company” and the “Company” refer to Realogy Corporation and its consolidated subsidiaries.

As disclosed in our Current Report on Form 8-K filed on September 24, 2009, we have been engaged in discussions with Apollo Management, L.P. (“Apollo”) and certain institutional holders (the “Holders”) of our 10.50% Senior Notes due 2014, 11.00%/11.75% Senior Toggle Notes due 2014 and 12.375% Senior Subordinated Notes due 2015 (collectively, the “Existing Notes”) regarding a potential transaction involving an exchange of Existing Notes for equity and new debt. These discussions have terminated. During these discussions, Apollo advised us and the Holders that an affiliate of Apollo held approximately $875 million in aggregate principal amount of the Existing Notes as of September 25, 2009.

In addition, as disclosed in our Current Report on Form 8-K filed on September 24, 2009, we launched a new loan syndication to access new second lien incremental term loans (“Incremental Term Loans”) under our Credit Facility. We are still engaged in the loan syndication process. After giving effect to the consummation of the Incremental Term Loans, if consummated, and the related previously disclosed exchange transaction with Icahn Partners, L.P., Apollo’s ownership of Existing Notes will increase to approximately $970 million in aggregate principal amount. There can be no assurance that we will receive commitments for the Incremental Term Loans or any Incremental Term Loans or as to the terms of any such loans. In addition, the closing of any Incremental Term Loans will be subject to customary conditions and there can be no assurance that the closing of any Incremental Term Loans will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull, Executive Vice President,
Chief Financial Officer and Treasurer

Date: September 25, 2009

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